                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              MEDAPHIS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              MEDAPHIS CORPORATION

MEDAPHIS LOGO               2700 CUMBERLAND PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1997
                             ---------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Medaphis Corporation (the "Company") will be held at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia 30303 on Monday, May 19, 1997, at 10:00 a.m. for the following purposes:

          (1) To elect five (5) directors;

          (2) To approve and adopt an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, pursuant to which (i) the total number of shares of capital stock that the Company would be authorized to issue would be increased from 200,600,000 shares to 220,600,000 shares and (ii) the Company would be authorized to issue up to 20,000,000 shares of preferred stock, no par value per share; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 21, 1997 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof. From May 9, 1997 until the annual meeting, a list of stockholders as of the close of business on March 21, 1997 will be available at the Company's offices for examination during normal business hours by any stockholder.

     Your attention is directed to the Proxy Statement submitted with this Notice.

                                          By Order of the Board of Directors,

                                          /s/ JEROME H. BAGLIEN

                                          JEROME H. BAGLIEN
                                          Senior Vice President,
                                          Chief Financial Officer and
                                          Assistant Secretary

Atlanta, Georgia
April 21, 1997

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                              MEDAPHIS CORPORATION
                            2700 CUMBERLAND PARKWAY
                                   SUITE 300
                             ATLANTA, GEORGIA 30339

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1997

                                                                  April 21, 1997

     The enclosed form of proxy is solicited by the Board of Directors of Medaphis Corporation (the "Company"), which has its principal executive offices at 2700 Cumberland Parkway, Suite 300, Atlanta, Georgia 30339, for use at the annual meeting of stockholders to be held on May 19, 1997 and any adjournment thereof. When a proxy is properly executed and returned, the shares it represents will be voted as directed at the meeting and any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the notice of the annual meeting of stockholders attached hereto. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking such proxy or (ii) a duly executed proxy bearing a later date. Furthermore, if a stockholder attends the meeting and elects to vote in person, any previously executed proxy is thereby revoked.

     Only stockholders of record as of the close of business on March 21, 1997 will be entitled to vote at the annual meeting. As of that date, the Company had outstanding 72,412,624 shares of common stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. No cumulative voting rights are authorized and appraisal rights for dissenting stockholders are not applicable to the matters being proposed. It is anticipated that this proxy statement ("Proxy Statement") and the accompanying proxy will first be mailed to stockholders on or about April 21, 1997.

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Amended and Restated By-laws provide that a quorum is present if the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented and even though the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Abstentions in connection with the proposal to approve the amendment to the Company's Amended and Restated Certificate of Incorporation, as amended (the "Amendment"), will have the effect of a vote against such matter, but abstentions will have no effect on the vote for election of directors. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

                             ELECTION OF DIRECTORS

     In accordance with to the Company's Amended and Restated Bylaws, the Board of Directors has fixed the number of directors at five. Management of the Company and the Board recommend the election of the nominees listed below for the office of director to hold office until the next annual meeting and until their successors are duly elected and qualified. All of such nominees are members of the present Board. With the exception of Messrs. McDowell and Pope, who were elected to the Board of Directors on May 15, 1996 and January 29, 1997, respectively, each of such nominees was elected by the stockholders at the last annual meeting.

     The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the annual meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board, or vote to reduce the number of directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than five directors. The election of the nominees to the Board requires the affirmative vote of a plurality of the votes cast by stockholders present at the annual meeting in person or by proxy.

                           MANAGEMENT OF THE COMPANY

DIRECTORS STANDING FOR REELECTION

     Set forth below are the nominees for reelection to the Board. Also set forth below as to each nominee is his age, the year in which he was first elected a director, a brief description of his principal occupation and business experience during the past five years, directorships of certain companies presently held by him, and certain other information, which information has been furnished by the respective individuals.

ROBERT C. BELLAS, JR.
Age 55
Director Since 1987

     Mr. Bellas has been a general partner of Morgenthaler Ventures, a private equity investment firm based in Cleveland, Ohio, since 1984, where he is responsible for the firm's investments in healthcare services, medical devices and biomedical ventures. Mr. Bellas is a member of the Board of Directors of CardioThoracic Systems, Inc., Vical, Inc., and several privately held healthcare companies.

DAVID R. HOLBROOKE, M.D.
Age 56
Director since 1994

     Dr. Holbrooke has been the President and Chief Executive Officer of Advocates Rx, Inc., a medical management and healthcare venture development company, since 1995. From 1983 to 1995, Dr. Holbrooke served as President and Chief Executive Officer of Holbrooke & Associates. Dr. Holbrooke has a 25 year history of entrepreneurship, management, medical practice, and new business development experience in the healthcare services industry. He currently is active as a board member and investor in several privately held healthcare companies.

DAVID E. MCDOWELL
Age 54
Director since 1996

     Mr. McDowell joined the Company in October 1996 as Chairman and Chief Executive Officer. He was President, Chief Operating Officer, and a director of McKesson Corporation from January 1992 until May 1996. McKesson is the world's largest distributor of pharmaceutical and healthcare products through McKesson Drug Company in the United States and Medis Health and Pharmaceutical Services, Inc. in Canada. In May 1996, Mr. McDowell joined the Board of Directors of the Company.

JOHN C. POPE
Age 48
Director since 1997

     Mr. Pope has been Chairman of the Board of MotivePower Industries, Inc., a manufacturer of locomotives and locomotive components, since December 1995. From January 1988 to July 1994, Mr. Pope held various positions with UAL Corporation and its subsidiary, United Airlines, most recently as President, Chief Operating Officer and Director. Mr. Pope is also a member of the Board of Directors of Federal-Mogul Corporation and Wallace Computer Services, Inc.

DENNIS A. PRYOR
Age 54
Director since 1993

     Mr. Pryor joined the Company in January 1993 in connection with the acquisition of CompMed, Inc. In 1993, Mr. Pryor also served as Chief Executive Officer of CompMed. From 1976 through 1992, Mr. Pryor was the principal owner and Chairman of the Board of CompMed. Mr. Pryor was the Chief Financial Officer of Medical Data Services, Inc. from 1969 to 1976.

BOARD REPRESENTATION


     Effective May 6, 1996, the Company acquired BSG Corporation, a Delaware corporation ("BSG"). Pursuant to the BSG Merger Agreement (as defined under the caption "Certain Transactions" elsewhere in this Proxy Statement), for a period of five years following the closing of the BSG Merger (as defined under the caption "Certain Transactions" elsewhere in this Proxy Statement), the Company will nominate a designee of Raymond J. Noorda and Steven G. Papermaster for election as a member of the Board. Mr. Papermaster was initially so designated and was elected a member of the Board on May 15, 1996. Also in May 1996, Mr. Papermaster was elected an Executive Vice President of the Company. On March 21, 1997, Mr. Papermaster resigned as a director and Executive Vice President of the Company, although he remains an executive officer of BSG. As of the date hereof, Messrs. Noorda and Papermaster have not designated a replacement nominee.


OPERATION OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee of the Board (the "Audit Committee") which, during 1996, was composed of David R. Holbrooke, M.D., Chairman, and Robert C. Bellas, Jr. The Audit Committee is responsible for meeting with the Company's auditors at least annually to review the Company's financial statements and internal accounting controls. The Audit Committee is also responsible for submitting recommendations to the Board regarding the Company's internal accounting controls. The Audit Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board.

     The Company has a Compensation Committee of the Board (the "Compensation Committee") which, during 1996, was composed of Robert C. Bellas, Jr., Chairman, and David R. Holbrooke, M.D. Dennis A. Pryor served on the Compensation Committee from January 1996 to May 1996, and David E. McDowell served on the Compensation Committee from May 1996 to October 1996. The Compensation Committee makes recommendations at least annually to the Board regarding the compensation of the officers of the Company. The Compensation Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board.

     The Company does not have a nominating committee.

     During 1996, the Board met sixteen times, the Audit Committee met five times and the Compensation Committee met twelve times. All of the directors attended 75% or more of the aggregate number of meetings of the Board and all committees on which they served during 1996.

DIRECTORS' EXPENSES

     The Company reimburses each director for out-of-pocket expenses associated with each Board or committee meeting attended and for each other business meeting at which the Company has requested the director's presence.

                       MANAGEMENT COMMON STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of March 21, 1997, by (i) each of the Company's directors, (ii) the Company's named executive officers (as hereinafter defined) and (iii) such directors and all executive officers as a group.

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY    PERCENT OF
NAME                                                               OWNED(1)           CLASS
----                                                          ------------------    ----------
Robert C. Bellas, Jr........................................         10,915(2)            *
Randolph G. Brown...........................................        313,776(3)            *
Michael R. Cote.............................................         23,000(4)            *
Michael L. Douglas..........................................             --              --
J. Michael Drinkwater.......................................         48,210(5)            *
David R. Holbrooke, M.D.....................................         36,700(6)            *
Timothy J. Kilgallon........................................         32,500(7)            *
David E. McDowell...........................................             --(8)           --
Patrick B. McGinnis.........................................        130,496(9)            *
John C. Pope................................................             --              --
Dennis A. Pryor.............................................        104,000(10)           *
William R. Spalding.........................................         10,000(11)           *
All executive officers and directors as a group (9
  persons)..................................................        161,615(12)           *

---------------

   * Beneficial ownership represents less than 1% of the outstanding Common
     Stock.

 (1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.
 (2) Includes 1,143 shares that are held by the Bellas Family Partnership. Also includes 5,200 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's Non-Employee Director Stock Option Plan (the "Director Plan").
 (3) Includes 246,800 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans. Also includes 400 shares held by V. Ann DeRosa Brown, Mr. Brown's wife, as to which Mr. Brown disclaims beneficial ownership.
 (4) Includes 18,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
 (5) Includes 48,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.

 (6) Includes 1,500 shares held in a bank account for the benefit of Dr. Holbrooke's son, a minor. Also includes 5,200 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Director Plan.

 (7) Includes 20,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.

 (8) Does not include 210,000 shares that may be acquired upon the exercise of stock options granted under the Company's stock option plans which are subject to an accelerated vesting schedule based on appreciation in the market value of the Common Stock as described elsewhere in this Proxy Statement.
 (9) Includes 8,800 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(10) Includes 104,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(11) Includes 10,000 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.
(12) Includes 124,400 shares that are not currently outstanding, but that may be acquired upon the exercise of stock options granted under the Company's stock option plans.

                             EMPLOYMENT AGREEMENTS

     In November 1996, the Company and David E. McDowell, the Company's Chairman and Chief Executive Officer, entered into a five-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. McDowell received a signing incentive of $500,000 and is to receive a base salary of at least $300,000 per year. Upon early termination of the agreement by the Company other than for cause or by Mr. McDowell for "good reason" or by either party for any reason following certain change in control events, the Company is obligated to pay Mr. McDowell his annual salary, to provide for the continued vesting of stock option awards described in the employment agreement and to provide for certain health insurance benefits to Mr. McDowell through November 19, 2001. Upon certain change in control events and a termination of the agreement by Mr. McDowell, the Company will pay to Mr. McDowell (in lieu of its obligation to make the foregoing payments of salary and to provide the foregoing benefits), a termination payment in periodic installments or a lump sum (at Mr. McDowell's option) equal to the salary that would have been payable to Mr. McDowell pursuant to the agreement from the date of termination until November 18, 2001, and an additional amount sufficient to make Mr. McDowell whole with respect to any tax which may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). A Change in Control Event is generally defined in the agreement as the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, certain changes in the composition of the Company's Board of Directors, or the acquisition of more than 30% of Common Stock by any individual, entity, group or other person. Mr. McDowell also received options to purchase up to 810,000 shares of Common Stock, as described in the Compensation Committee Report on Executive Compensation contained elsewhere in this Proxy Statement. See also "Certain Transactions."


     In March 1995, the Company and Randolph G. Brown, the Company's former President, Chief Executive Officer and Chairman, entered into a five-year employment agreement which contained certain non-competition and non-solicitation provisions. Pursuant to that agreement, Mr. Brown received a signing incentive of $1,000,000 and a base salary of at least $250,000 per year. Mr. Brown resigned from the Company in October 1996. Pursuant to his employment agreement, Mr. Brown is continuing to receive $250,000 per annum and certain employee benefits during the term of the agreement. The Company expects to extend the post-termination exercise period for certain stock options held by Mr. Brown for a period to be agreed upon, but in no event later than December 31, 1997. See "Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" and "Certain Transactions."


     As part of the Company's acquisition of Healthcare Recoveries, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("HRI"), effective August 28, 1995, Patrick B. McGinnis, President of HRI, and HRI entered into an employment agreement with a three-year term which contains certain non-competition, non-solicitation, severance and other provisions concerning Mr. McGinnis' responsibilities. Pursuant to that agreement, Mr. McGinnis is to receive a base salary of at least $163,840 (subject to annual adjustment) and is also entitled to participate in HRI's incentive compensation plan. Mr. McGinnis also received options to purchase up to 30,000 shares of Common Stock. See "Certain Transactions."

     In June 1996, Michael L. Douglas, the Company's former Chief Operating Officer and a former director of the Company, and the Company entered into an employment agreement with a two-year term which contained certain non-competition, non-solicitation, severance and other provisions concerning Mr. Douglas' responsibilities. Pursuant to that agreement, Mr. Douglas received a base salary of $225,000 per year, reimbursement of certain relocation expenses, an incentive compensation payment and was also entitled to participate in the Company's incentive compensation plan. Mr. Douglas also received 50,000 restricted shares of Common Stock and options to purchase up to 100,000 shares of Common Stock. That agreement contained a provision which entitled Mr. Douglas to a severance payment in the amount of 75% of his base salary upon (i) termination of Mr. Douglas' employment with the Company or (ii) forfeiture of the restricted shares of Common Stock. Effective January 31, 1997, Mr. Douglas and the Company entered into an agreement which contains a mutual general release and certain confidentiality, non-competition and non-solicitation provisions. Pursuant to the agreement, Mr. Douglas is entitled to receive a severance payment equal to $168,500, to be paid out in the form of nine months of salary continuation at Mr. Douglas' regular base rate of pay of $225,000, and, at the end of the salary continuation period, a lump sum payment equal to four weeks of accrued vacation. The agreement contains an acknowledgment of the termination of the foregoing employment agreement and of the forfeiture of all of the stock options and restricted shares of Common Stock previously granted to him.


     Effective February 21, 1997, Michael R. Cote, the Company's former Chief Financial Officer, and the Company entered into an agreement which contains a general release of the Company and certain confidentiality and non-solicitation provisions. Pursuant to that agreement, Mr. Cote is entitled to receive a severance payment of $131,250, which is equal to nine months of salary continuation at Mr. Cote's regular base rate of pay of $175,000. Mr. Cote's restricted stock award dated August 12, 1994 will continue to vest in accordance with the vesting schedule set forth in the Restricted Stock Plan described elsewhere in this Proxy Statement.

     Effective December 31, 1996, Timothy J. Kilgallon, a former Executive Vice President of the Company, and the Company entered into an agreement which contains a general release of the Company and certain non-competition, non-solicitation and confidentiality provisions. Pursuant to that agreement, Mr. Kilgallon is entitled to receive a severance payment equal to fifteen months of salary continuation at Mr. Kilgallon's regular rate of pay of $200,000, and, at Mr. Kilgallon's election of COBRA coverage, payment by the Company of Mr. Kilgallon's COBRA premiums for eighteen months. Mr. Kilgallon's restricted stock award dated August 12, 1994 will continue to vest in accordance with the vesting schedule set forth in the Restricted Stock Plan described elsewhere in this Proxy Statement (without giving effect to any provision indicating that such benefit ceases upon termination of employment).

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information as of December 31, 1996 concerning persons known to the Board to be a "beneficial owner", as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Common Stock.

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY     PERCENT
NAME AND ADDRESS                                                   OWNED(1)         OF CLASS
----------------                                              ------------------    ---------
NFT Ventures, Inc...........................................       4,436,205          6.19%
  899 W. Center Street Orem, Utah 84057

---------------

(1) See Note (1) under "Management Common Stock Ownership".

(2) NFT Ventures, Inc. ("NFT") received 4,436,205 shares of Common Stock on May 6, 1996 as consideration in the BSG Merger. Includes 4,436,205 as to which NFT has shared voting and shared investment power. The information regarding NFT is given in reliance upon a Schedule 13D filed by such stockholder on or about May 17, 1996 with the Securities and Exchange Commission. See "Certain Transactions."

                CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of (i) each of the individuals serving as the Company's Chief Executive Officer during 1996, (ii) the four other most highly compensated executive officers of the Company (determined as of December 31, 1996) and (iii) two additional individuals who would have been among the Company's four most highly compensated executive officers, but for the fact that they were not serving as executive officers of the Company at December 31, 1996 (referred to herein as the "named executive officers") for 1994, 1995 and 1996:

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM COMPENSATION AWARDS
                                                                      ------------------------------------
                                                ANNUAL COMPENSATION   RESTRICTED   SECURITIES
                                                -------------------     STOCK      UNDERLYING      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY     BONUS     AWARDS(1)     OPTIONS     PAYOUTS(2)   COMPENSATION
---------------------------              ----   --------   --------   ----------   ----------   ----------   ------------
David E. McDowell......................  1996   $ 42,692         --           --    810,000            --     $  519,770(3)(4)
  Chief Executive Officer                1995         --         --           --         --            --             --
  (11/96 - Present)                      1994         --         --           --         --            --             --
Randolph G. Brown(5)...................  1996    245,194         --           --         --      $673,725         26,778(4)(6)
  President and Chief Executive          1995    250,000   $247,300(7)         --   200,000            --      1,008,396(8)(9)
  Officer (through 10/96)                1994    192,800    115,680   $2,063,750     20,000            --         15,996(10)
Michael R. Cote(11)....................  1996    171,637         --           --         --        51,825         10,317(4)
  Senior Vice President --               1995    135,000     80,143(7)         --    30,000            --          9,256(9)
  Finance and Chief Financial Officer    1994    110,000     68,020      158,750     30,000            --          7,768(10)
Michael L. Douglas(12).................  1996    178,436         --           --    100,000            --          2,144(4)
  Chief Operating Officer                1995         --         --           --         --            --             --
                                         1994         --         --           --         --            --             --
J. Michael Drinkwater(13)..............  1996    177,885         --           --    110,000            --         11,426(4)
  Senior Vice President                  1995    145,365     87,219           --     40,000            --          8,010(9)
                                         1994    150,173     90,000           --     20,000            --          7,672(10)
Timothy J. Kilgallon(14)...............  1996    200,000         --           --         --       129,563         10,883(4)
  Executive Vice President               1995    200,000    118,724(7)         --    60,000            --         10,102(9)
                                         1994    140,530     84,318      396,875     20,000            --          5,663(10)
Patrick B. McGinnis(15)................  1996    193,584     86,093           --    100,000            --          8,748(4)
  Executive Vice President               1995     55,606     79,486           --     22,000            --          1,607(9)
                                         1994         --         --           --     10,000            --             --
William R. Spalding(16)................  1996    179,329         --           --    125,000            --         21,909(4)(17)
  Senior Vice President, General         1995         --     43,300(7)         --    50,000            --            530(9)
  Counsel and Secretary                  1994         --         --           --         --            --             --


---------------

 (1) This column reflects the dollar value of awards representing 249,000 shares of restricted stock which were granted by the Board on August 12, 1994 pursuant to the Company's Restricted Stock Plan, dated as of August 12, 1994 (the "Restricted Stock Plan"), as calculated based upon $15.875, the closing price of the Common Stock on the Nasdaq Stock Market on August 12, 1994. The aggregate restricted stock holdings as of December 31, 1996 for Messrs. Brown, Cote and Kilgallon were 99,446; 6,849; and 20,573 shares, respectively, having a value of $1,112,552; $76,623; and $230,160, respectively, based upon $11.1875, the closing price of the Common Stock on the Nasdaq Stock Market on December 31, 1996. Each share of restricted stock is entitled to receive any dividends paid, although none have been paid to date. See "Employment Agreements," "Compensation Committee Report on Executive Compensation -- Restricted Stock Awards" and "Certain Transactions."
 (2) This column reflects the dollar value of awards representing 65,000; 5,000; and 12,500 shares of restricted stock owned by each of Messrs. Brown, Cote and Kilgallon, respectively, based upon $10.375, the closing price of the Common Stock on the Nasdaq Stock Market on October 22, 1996, the date the Company published its financial results for the quarterly period ending September 30, 1996, net of the consideration paid by each of the foregoing executives. The shares of restricted stock vested on

     February 6, 1996 upon the Company achieving net income per share in excess of $.75 for the year ended December 31, 1995, after excluding restructuring and certain other charges incurred during the year. Certain "pooling-of-interest" accounting restrictions delayed the taxable event associated with the vesting of the restricted stock until the publication of the Company's financial results for the quarterly period ending September 30, 1996. The Company did not achieve target earnings per share for the fiscal year ending December 31, 1996; consequently, the remaining 50% will vest in accordance with the provisions of the Restricted Stock Plan and other agreements which the Company has entered into with certain former executive officers.
 (3) Includes a $500,000 signing incentive received by Mr. McDowell in connection with his entering into a five-year employment agreement with the Company on November 19, 1996 and $19,000 prepaid rent and security deposit paid by the Company on behalf of Mr. McDowell for housing in Atlanta, Georgia while he commutes between the Company's headquarters and his primary residence pursuant to such employment agreement. See "Employment Agreements," "Compensation Committee Report on Executive
     Compensation -- Chief Executive Officer Compensation" and "Certain Transactions."
 (4) All other compensation for 1996 includes amounts paid by the Company on behalf of each named executive officer for matching 401(k) plan contributions, matching non-qualified deferred compensation plan contributions and life, medical and dental insurance premiums.

 (5) Mr. Brown resigned as Chairman, Chief Executive Officer and President on October 31, 1996. See "Employment Agreements," Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" and "Certain Transactions."

 (6) Includes $17,050 received by Mr. Brown in exchange for options to purchase shares of common stock of HRI.
 (7) Includes the dollar value of units awarded on February 21, 1996 pursuant to the Medaphis Corporation Re-Engineering Consolidation and Business Improvement Cash Incentive Plan (the "Re-Engineering Plan") as calculated based upon $37.75, the closing price of the Common Stock on the Nasdaq Stock Market on February 21, 1996. The aggregate unit holdings as of December 31, 1996 for Messrs. Brown, Cote, Kilgallon and Spalding were 6,551; 2,123; 3,145; and 1,147, respectively, having a value of $73,289;
     $23,751; $35,185; and $12,832, respectively, based upon $11.1875, the closing price of the Common Stock on the Nasdaq Stock Market on December 31, 1996. See "Compensation Committee Report on Executive
     Compensation -- Re-Engineering Incentive Plan Unit Awards."

 (8) Includes a $1,000,000 signing bonus received by Mr. Brown in connection with his entering into a five-year employment agreement with the Company on March 24, 1995. See "Employment Agreements."

 (9) All other compensation for 1995 includes amounts paid by the Company on behalf of each named executive officer for matching 401(k) plan contributions, matching non-qualified deferred compensation plan contributions and life, medical and dental insurance premiums.
(10) All other compensation for 1994 includes amounts paid by the Company on behalf of each named executive officer for matching 401(k) plan contributions and life, medical and dental insurance premiums.
(11) Mr. Cote resigned as Chief Financial Officer and Senior Vice
     President -- Finance of the Company on January 31, 1997. See "Employment Agreements" and "Certain Transactions."
(12) Mr. Douglas resigned as a member of the Board of Directors and as Chief Operating Officer of the Company on January 31, 1997. See "Employment Agreements" and "Certain Transactions."
(13) Mr. Drinkwater resigned as Senior Vice President of the Company effective October 23, 1996, but continues to serve as President of Medaphis Physician Services Corporation, a wholly owned subsidiary of the Company ("MPSC").
(14) Mr. Kilgallon resigned as Executive Vice President of the Company on October 28, 1996, but continued to serve as an employee of the Company through December 31, 1996. See "Employment Agreements" and "Certain Transactions."

(15) Mr. McGinnis resigned as President of Medaphis Healthcare Information Technology Company and as Executive Vice President of the Company on February 5, 1997, but continues to serve as President of HRI. See "Employment Agreements," "Compensation Committee Report on Executive Compensation -- Cash Bonus Awards" and "Certain Transactions."

(16) Mr. Spalding resigned as Executive Vice President of the Company on April 11, 1997. See "Certain Transactions."


(17) Includes $16,500 interest imputed to Mr. Spalding pursuant to the Deferred Bonus Note (as defined under the caption "Certain Transactions" elsewhere in this Proxy Statement) issued by Mr. Spalding to the Company in 1996. See "Certain Transactions."


STOCK OPTION GRANTS

     The following table sets forth information with respect to options granted under the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Stock Option Plan") to each of the named executive officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                  INDIVIDUAL GRANTS
                                 ----------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                               PERCENT OF                                 AT ASSUMED ANNUAL RATES
                                 NUMBER OF       TOTAL                                        OF STOCK PRICE
                                 SECURITIES     OPTIONS                                   APPRECIATION FOR OPTION
                                 UNDERLYING    GRANTED TO     EXERCISE                            TERM(3)
                                  OPTIONS     EMPLOYEES IN   PRICE (PER    EXPIRATION   ---------------------------
NAME                             GRANTED(1)     1996(2)        SHARE)         DATE           5%            10%
----                             ----------   ------------   -----------   ----------   ------------   ------------
David E. McDowell..............    10,000(4)       .20%        $41.625       5/15/07      $  295,679     $  771,360
                                  600,000(5)     11.89%          8.50       11/19/07       3,622,731      9,450,895
                                  210,000(6)      4.16%          8.50       11/19/07       1,267,956      3,307,813
Randolph G. Brown..............        --           --          --                --
Michael R. Cote................        --           --          --                --
Michael L. Douglas.............   100,000(7)      1.98%         35.125       7/02/07       2,499,887      6,524,786
Timothy J. Kilgallon...........        --           --          --                --
J. Michael Drinkwater..........    20,000(5)       .40%         39.25        3/07/07         557,616      1,454,697
                                   90,000(8)      1.78%          8.50       11/19/07         543,410      1,417,634
Patrick B. McGinnis............   100,000(5)      1.98%         13.25        8/27/07         941,200      2,455,380
William R. Spalding............   125,000(8)      2.48%          9.125      11/27/07         810,231      2,113,711


---------------


(1) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 11 years, or earlier than six months, after the date of grant.

(2) The denominator used in calculating these percentages excludes options granted to certain non-executive employees of the Company on October 25, 1996 in exchange for options which had been previously granted to such employees during the fiscal year ended December 31, 1996. See "Compensation Committee Report on Executive Compensation -- Restrike of Non-Executive Employee Options."
(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(4) These options, which were granted pursuant to the Director Plan, were forfeited when Mr. McDowell was appointed Chairman and Chief Executive Officer of the Company.
(5) These options vest ratably over a period of five years.
(6) These options vest on November 19, 2001 and are subject to accelerated vesting upon certain specified percentage increases in the closing price of the Common Stock. See "Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation."
(7) As discussed elsewhere in this Proxy Statement, these options were forfeited upon Mr. Douglas' resignation from the Company.

(8) These options vest ratably over a period of three years and are subject to accelerated vesting upon the average closing price of the Common Stock exceeding $25.00 per share for twenty consecutive trading days. See "Compensation Committee Report on Executive Compensation -- Stock Option Awards."

STOCK OPTION EXERCISES

     None of the named executive officers exercised any stock options during 1996. The table below shows the number of shares of Common Stock covered by both exercisable and unexercisable stock options held by the named executive officers as of December 31, 1996. The table also reflects the values for in-the-money options based on the positive spread between the exercise price of such options and the last reported sale price of the Common Stock on December 31, 1996, the last trading date in 1996 for the Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1996
                           AND YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                  DECEMBER 31, 1996(1)          DECEMBER 31, 1996(1)
                                               ---------------------------   ---------------------------
NAME                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                           -----------   -------------   -----------   -------------
David E. McDowell............................         --        810,000              --     $2,176,875
Randolph G. Brown............................    392,820             --      $2,172,712             --
Michael R. Cote..............................     54,400         67,600          69,575         48,000
Michael L. Douglas...........................         --        100,000              --             --
J. Michael Drinkwater........................     40,000        170,000          90,000        241,875
Timothy J. Kilgallon.........................    171,186             --         787,771             --
Patrick B. McGinnis..........................      8,400        123,600              --             --
William R. Spalding..........................     10,000        165,000              --        257,813

---------------

(1) Figures include options granted under both the Company's Stock Option Plan and the Senior Executive Performance Non-Qualified Stock Option Plan.

                         STOCK PRICE PERFORMANCE GRAPH


     The graph below reflects the cumulative stockholder return (assuming the reinvestment of dividends) on the Common Stock compared to the return of the Center for Research in Security Prices ("CRSP") Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Index") and the Company's peer group indices for the periods indicated. The graph reflects the investment of $100 on December 31, 1991 in the Common Stock, the Nasdaq Index and the Company's peer group indices. The Company's former peer group consisted of the following companies: Coastal Physician Group, Inc. (formerly known as Coastal Healthcare Group, Inc.), CyCare Systems, Inc., HBO & Company, Health Management Systems, Inc., Medic Computer Systems, Inc., Pacific Physician Services, Inc., Phycor, Inc. and Shared Medical Systems, Inc. The Company's current peer group index (the "Peer Group Index") consists of the following companies: Cambridge Technology Partners, Cerner Corporation, Coastal Physician Group, Inc., HBO & Company, Health Management Systems, Inc., Medic Computer Systems, Inc., Pacific Physician Services, Inc., Physician Support Systems, Inc., Sapient Corporation, Phycor, Inc. and Shared Medical Systems, Inc. In revising the Company's former peer group index, the Company took into consideration the Company's expansion into additional lines of business, the entry of new competitors into the Company's lines of business and the acquisition of CyCare Systems, Inc. by HBO & Company on August 22, 1996.


                     12/91           12/92           12/93           12/94           12/95           12/96
Medaphis             100.00          129.45          180.82          254.79          405.48          122.60
NASDAQ Composite     100.00          115.45          132.48          128.25          179.44          220.19
1996 Peer Group      100.00          125.09          175.06          220.45          407.43          467.56
1997 Peer Group      100.00          147.61          212.52          259.60          459.24          543.04

Source: Hewitt Associates

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Each executive officer's compensation is determined annually by the disinterested members of the Board based upon the recommendations of the Compensation Committee of the Board (the "Compensation Committee"). As of the date hereof, the Compensation Committee consists of the two Board members whose names appear below. The Compensation Committee also receives input from the Chief Executive Officer regarding compensation of all executive officers other than the Chief Executive Officer, who considers the same criteria as those considered by the Compensation Committee, as described below.

     Compensation Components and Philosophy. The components of the Company's executive compensation program consist of base salaries, cash bonuses and long-term incentives, including stock options and restricted stock awards. The Company's compensation program is structured and administered to support the Company's business mission, which is to develop an organization that efficiently and effectively delivers business and information management services and products to its clients and generates favorable returns for its stockholders in the process. The program is designed to provide base salaries that represent competitive compensation for the Company's executive officers, and incentive compensation and long-term incentives that motivate the Company's executive officers to achieve strategic business objectives over the long-term.

     Base Salary. Each executive officer's base salary, including the base salary of the Chief Executive Officer, is based primarily upon the competitive market for the executive officer's services. In 1996, Hewitt Associates provided the Compensation Committee with competitive market data of public companies that compare with the Company in size and performance and which employ executives in positions similar to the Company's executives. In light of the rate of turnover among the Company's executive officers during 1996, among other factors, a comprehensive assessment of the base salaries of executive officers was not performed in 1996 as had been the Company's practice in prior years. The Compensation Committee's review of the competitive market data provided by Hewitt Associates and the competitive market data surveys performed in prior years (in conjunction with the 1996 salary increases of the executive officers), indicates that the base salaries of the Company's Chief Executive Officer and the executive officer group considered as a whole, fell below market. It is the Compensation Committee's goal that the Company pay market level compensation for market level performance. The companies comprising the peer group index in the stock price performance graph contained in the Proxy Statement (the "Peer Group") and those analyzed in determining the Companies executive officers' competitive pay performance are not identical. Significantly more companies were used for pay comparisons to account for the fact that the Compensation Committee believes that the Company's most direct competitors for executive talent are more numerous than the companies included in the Peer Group. The Peer Group consists of a selection of companies which possess one or more business characteristics and goals similar to those of the Company, including physician practice management objectives, systems integration objectives, financial services objectives, consolidation objectives and collection objectives.

     In addition to competitive compensation information, the Compensation Committee evaluates certain qualitative factors, such as the Chief Executive Officer's and the Compensation Committee's perceptions of each executive officer's performance (i.e., experience, responsibilities assumed, demonstrated leadership ability and overall effectiveness) during the preceding year. Other factors considered by the Compensation Committee in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more and less responsibilities than the particular executive, inflation, the performance of the executive's division or group in relation to established operating budgets, and the Company's guidelines for salary increases to non-executive employees which are determined as a part of the Company's annual budgeting and planning process. Additionally, for executive officers who become a part of the Company as a result of an acquisition, pre-acquisition compensation packages are considered, and post-acquisition compensation arrangements for those executive officers are often set forth in employment contracts with specified terms.

     Cash Bonus Awards. No cash bonuses were awarded to the executive officers pursuant to the Company's incentive compensation plan in 1996. Patrick B. McGinnis, President of Healthcare Recoveries, Inc., a wholly owned subsidiary of the Company ("HRI"), earned $86,093 pursuant to the 1996 HRI

Incentive Compensation Plan. Except for the Chief Executive Officer, each executive officer (including, during 1996, the Company's former Chief Executive Officer) is eligible to receive an annual cash bonus award. These cash bonuses generally are paid pursuant to an incentive compensation plan established at the beginning of each fiscal year in connection with the Company's preparation of its annual operating budget for such year. Consistent with the Company's compensation philosophy, under the incentive compensation plan, each executive (except the Company's Chief Executive Officer and the Company's former Chief Executive Officer, whose cash bonus opportunities are discussed below) may receive a bonus for a given year amounting to a maximum of 80% of the executive's base salary. Because the Compensation Committee believes that the Company's overall financial performance is one of the most important factors in determining incentive compensation levels, the 1996 incentive compensation plan provided that an executive would not receive any bonus amounts unless the Company met the requisite earnings per share criteria and the executive's division or group for such year achieved its established operating budget. The 1996 incentive compensation plan further provided that if the above financial goals were met, only one-third of an executive's potential bonus award would be paid automatically on a non-discretionary basis. The remaining two-thirds of an executive's potential bonus award could be paid only upon the approval of the disinterested members of the Board, to whom the Compensation Committee makes its recommendations. The Compensation Committee's recommendations and the approval of the disinterested members of the Board include particular accomplishments achieved by the executive during the year in his area of responsibility, the executive's level of responsibility and role in the Company, the executive's contribution toward successful integration of acquired companies and such other factors as they deem relevant to motivate the executive to achieve strategic budgeted performance levels.

     Restrike of Non-Executive Employee Options. On October 24, 1996, the Compensation Committee approved an adjustment of the exercise price for certain outstanding employee stock options which had an exercise price of $15.00 and above. No adjustment was made to any options held by executive officers or directors of the Company. The revised exercise price of $9.875 was established by reference to the closing price of the Common Stock on October 25, 1996. In approving the adjustment, the Compensation Committee relied upon the views of its outside advisors with respect to the legal, accounting and compensation issues associated with the action and took into consideration, among other things (including the recognition that significant compensation value was lost through no fault of the affected employees), the following factors: (i) Below market salaries: the Company had historically paid salaries which were at or below market levels and had made up for lower salaries through stock option grants to employees; (ii) Stock options: the Company historically had used stock options as its principal long-term incentive program; (iii) Highly mobile employees: the highly skilled employees of the Company possessed marketable skills which made them highly mobile; and (iv) Risk of attrition: senior management of the Company believed that there was potential for increased attrition among its key employees and that adjustment of the exercise price of outstanding options would significantly help to mitigate such risk.

     Stock Option Awards. The Company maintains stock option plans which are designed to align executives' and stockholders' interests in the enhancement of stockholder value. Stock options are granted under these plans by the disinterested members of the Board based upon the recommendations of the Compensation Committee. Executive officers, including the Chief Executive Officer, are eligible to receive options under these plans. In general, stock option awards are granted on an annual basis if available for grant and if warranted by the Company's growth and profitability, as expressed in earnings per share, or as necessary to retain key employees. To encourage long-term performance, executive options typically vest over a three to five-year period and remain outstanding for eleven years. In order to attract experienced management personnel and mitigate management's perceived risk of increased attrition among the Company's executive officers, stock options granted to certain of the Company's executive officers during the fourth quarter of 1996 contain an acceleration feature which cause such options to vest immediately upon the average closing price of Common Stock exceeding $25.00 per share for twenty consecutive trading days, a 123% increase over the closing price of Common Stock at December 31, 1996.

     In formulating its recommendations to the Board of Directors or the disinterested members of the Board, as applicable, with respect to stock option awards, the Compensation Committee evaluates the Company's consolidated profitability for the year, the Company's growth plans, the desirability of long-term service from an executive, the number of options held by other executives in the Company with similar responsibilities as the executive at issue, and the amount and terms of options already held by the executive. In formulating its recommendation to the Board of Directors or the disinterested members of the Board, as applicable, with respect to the 1996 stock option awards to executive officers of the Company, only three of whom received stock option awards during 1996 (other than the Company's Chief Executive Officer, whose stock option grants are discussed below), the Compensation Committee engaged in a subjective analysis of all relevant factors, with particular emphasis placed on creating incentive opportunity for successful long-term performance from the executive officers.


     Restricted Stock Awards. The Board adopted the Company's Restricted Stock Plan in 1994 to create additional long-term incentives for the senior executives of the Company to increase stockholder value. Immediately after the Board adopted the Restricted Stock Plan in August 1994, the disinterested members of the Board awarded an aggregate of 249,000 shares of restricted stock to five executives of the Company, including the Company's former Chief Executive Officer. No awards of restricted stock have been made pursuant to the Restricted Stock Plan since August 1994. The only executives who received awards pursuant to the Restricted Stock Plan have since resigned from the Company.


     In general, these shares of restricted stock vest 50% on the second anniversary and 25% on the third and fourth anniversaries of the grant date, and shares not vested are subject to forfeiture upon termination of the executive's employment for cause. Furthermore, vesting of the restricted shares can be accelerated to 50% vested in 1996 and 50% vested in 1997 in the event the Company achieves certain earnings per share targets for 1995 and 1996. On February 6, 1996, 50% of the restricted shares issued to date vested based upon the Company's achieving net income per share in excess of $.75 for the year ended December 31, 1995, after excluding restructuring and certain other charges incurred during the year. The Company did not achieve target earnings per share for the fiscal year ending December 31, 1996. The remaining 50% will vest in accordance with the provisions of the Restricted Stock Plan and other agreements the Company has entered into with certain former executive officers.


     In June 1996, the Compensation Committee recommended, and the disinterested members of the Board approved an award of 50,000 shares of restricted stock to Michael L. Douglas, the Company's former Vice Chairman and Chief Operating Officer. Upon Mr. Douglas' resignation as Chief Operating Officer and a member of the Board of Directors, effective January 31, 1997, Mr. Douglas forfeited all of the restricted shares of Common Stock previously granted to him.

     Re-Engineering Incentive Plan Unit Awards. In 1996, the Board adopted the Company's Re-Engineering, Consolidation and Business Improvement Cash Incentive Plan (the "Re-Engineering Incentive Plan") to retain and provide incentive to key employees necessary to effectuate the Company's comprehensive re-engineering and consolidation project (the "Re-Engineering Project") through awards denominated in stock units which are payable in cash upon vesting. Key employees, including the Chief Executive Officer, are eligible to receive stock units under this plan. The Company is authorized to issue an aggregate of 450,000 units under the Re-Engineering Incentive Plan. Awards made under the Plan will vest and become payable in full upon the successful completion of the Re-Engineering Project and achievement of the business improvement milestones set forth in the Re-Engineering Incentive Plan, as determined in the sole and absolute discretion of the Compensation Committee. Upon the vesting of awards under the terms of the plan, each award shall represent the right to receive an amount of cash equal to the average closing price of the Common Stock for the ten consecutive trading days immediately prior to the vesting date multiplied by the number of stock units granted in an award. No awards shall be made under the Re-Engineering Incentive Plan after December 31, 1997. All awards of units made under the Re-Engineering Incentive Plan become fully vested and payable in full upon the occurrence of a change in control of the Company. The Re-Engineering Incentive Plan is administered by the Compensation Committee and does not require the approval of the holders of the Common Stock. An aggregate of 156,583 units were granted during the fiscal year ended December 31, 1996, representing all of the grants under the Re-Engineering Incentive Plan to date. In granting awards under the Re-Engineering Incentive Plan, the Compensation Committee placed particular emphasis on the desirability of creating incentives for key employees to facilitate the successful re-engineering of the Company's transaction processing operations and to achieve the overall business improvement milestones set forth in the Re-Engineering Incentive Plan. In light of the Company's abandonment of the Re-Engineering Project during 1996, the Compensation Committee does not anticipate granting additional awards under the Re-Engineering Incentive Plan.


     Deductibility of Certain Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to publicly held corporations for compensation in excess of $1 million in any taxable year that is paid to the corporation's chief executive officer or to the four other most highly compensated executive officers. The Compensation Committee has considered the provisions of Section 162(m) and the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Stock Option Plan") was amended in 1996 to make certain sections of the plan compatible with that provision of the Code, while maintaining the Compensation Committee's flexibility to exercise business judgment in determining awards to take account of business conditions or the performance of individual executives. No named executive received compensation in 1996 that will be subject to the Section 162(m) limitation on deductibility.


     Chief Executive Officer Compensation. The Company's former Chief Executive Officer, Randolph G. Brown, resigned from the Company in October 1996 during the second year of a five-year employment agreement.

     Effective October 31, 1996, David E. McDowell was appointed Chairman and Chief Executive Officer of the Company. As discussed earlier in this Proxy Statement, the Compensation Committee determined that the best interests of the Company's stockholders would be served by the procurement from Mr. McDowell of an employment agreement with a five-year term which contains certain non-competition, non-solicitation and change in control provisions (the "Employment Agreement"). The Employment Agreement was entered into by Mr. McDowell effective November 19, 1996. Mr. McDowell received a $500,000 cash payment as a signing incentive at that time to replace a portion of foregone compensation from his previous employer. Pursuant to the Employment Agreement, Mr. McDowell will receive a base salary of at least $300,000 per year, a housing and travel allowance for himself and his spouse until he relocates his primary residence to the Atlanta metropolitan area, and will receive certain other standard employee benefits. Based on a competitive compensation review of other chief executive officers at similarly sized companies, Mr. McDowell's $300,000 base salary falls below market.

     In addition, upon considering the Compensation Committee's desire to augment Mr. McDowell's long-term incentive for continued employment with the Company and the Compensation Committee's desire to shift annual cash compensation opportunities into an equity-based program, the Compensation Committee recommended, and the disinterested members of the Board approved the following: (1) pursuant to the terms of the Employment Agreement, Mr. McDowell is ineligible to participate in the Company's incentive compensation plan absent written authorization of the Compensation Committee; and (2) Mr. McDowell shall instead receive a grant of options to acquire 810,000 shares of Common Stock under the Stock Option Plan. Six hundred thousand of such options vest ratably over the next five years. The remaining 210,000 options are performance-based options and vest one-third upon 100% appreciation in the closing price of the Common Stock over the closing price of the Common Stock on the date of grant, one-third upon 200% appreciation and the remaining one-third upon 300% appreciation. All unvested performance-based options shall vest on November 19, 2001. Based on a competitive compensation review of other chief executive officers of similarly sized companies, the annualized economic value of Mr. McDowell's total compensation package, including the foregoing equity compensation and his base salary, falls below market.

                                          COMPENSATION COMMITTEE
                                          Robert C. Bellas, Jr., Chairman
                                          David R. Holbrooke, M.D.

April 21, 1997

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described earlier in this Proxy Statement, the Company has a Compensation Committee composed of Robert C. Bellas, Jr., Chairman, and David R. Holbrooke, M.D. Dennis A. Pryor served on the Compensation Committee from January 1996 to May 1996, and David E. McDowell served on the Compensation Committee from May 1996 through October 1996. Medical Management Sciences South, Inc., a wholly owned indirect subsidiary of the Company ("MMSS"), leased certain offices in Chattanooga, Tennessee from Financial Enterprises, III, a limited liability company ("FE III") in which Dennis A. Pryor (a member of the Board of Directors) owns a 50% interest. MPSC made payments on behalf of a client pursuant to a separate lease of offices in Raleigh, North Carolina owned by FE
III. The Company paid FE III approximately $92,000 pursuant to such leases during 1996.

                              CERTAIN TRANSACTIONS

     Leases. MMSS leased certain offices in Chattanooga, Tennessee from FE III, a limited liability company in which Dennis A. Pryor (a member of the Board of Directors) owns a 50% interest. MPSC made payments on behalf of a client pursuant to a separate lease of offices in Raleigh, North Carolina owned by FE
III. MPSC paid FE III approximately $92,000 pursuant to such leases during 1996.


     Acquisition Transactions. Effective May 6, 1996, the Company acquired all of the outstanding stock of BSG in a merger transaction (the "BSG Merger") pursuant to the terms of the BSG Merger Agreement (the "BSG Merger Agreement"), dated as of March 15, 1996, by and among the Company, BSG and BSGSub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("BSGSub"). In the BSG Merger, BSGSub merged with and into BSG with BSG surviving such merger as a wholly owned subsidiary of the Company. As a result of the BSG Merger, all of the issued and outstanding stock of BSG converted into the right to receive a total of 7,539,179 shares of Common Stock. The amount of Common Stock issued in connection with the BSG Merger was determined by arm's-length negotiations between the Company and BSG and included, among other factors, consideration of BSG's historical and projected earnings and valuations of and purchase prices paid for comparable companies.


     Less than one percent of the outstanding capital stock of BSG was owned by Steven G. Papermaster, and Mr. Papermaster received 1,150 shares of Common Stock in connection with the BSG Merger. NP Ventures, Ltd., an affiliate of Mr. Papermaster's, owned approximately 29.5% of the outstanding capital stock of BSG and received 2,224,100 shares of Common Stock in connection with the BSG Merger. On May 6, 1996, the Common Stock received by Mr. Papermaster and NP Ventures, Ltd. had market values of $50,600 and $97,860,400, respectively, as calculated based upon $44.00, the closing price of the Common Stock on the Nasdaq Stock Market on May 6, 1996. Mr. Papermaster entered into an Employment Agreement with BSG (now owned by the Company) with a two-year term which contains certain non-competition and non-solicitation provisions and a separate Non-Competition and Non-Solicitation Agreement with a four-year term which also contains certain non-competition and non-solicitation provisions. Pursuant to the employment agreement, Mr. Papermaster will receive a base salary of $225,000 per year and will be entitled to participate in the Company's incentive compensation plan as described in the Compensation Committee Report on Executive Compensation contained elsewhere in this Proxy Statement.

     NFT owned 58.84% of the outstanding capital stock of BSG and received 4,436,205 shares of Common Stock in connection with the BSG Merger. Such shares of Common Stock had a market value of $195,193,020 on May 6, 1996, as calculated based upon $44.00, the closing price of the Common Stock on the Nasdaq Stock Market on May 6, 1996.

     On February 28, 1997, Steven G. Papermaster, Raymond J. Noorda and two entities they control made a demand for indemnification under an indemnification agreement executed by the Company in connection with its acquisition of BSG in May 1996. On the date of the demand, Mr. Papermaster was an executive officer and a director of the Company. Mr. Papermaster resigned such positions on March 21, 1997, although he remains an executive officer of BSG. The indemnification demand claims damages of $35,000,000 (the maximum damages payable by the Company under the indemnification agreement) for the alleged breach by the Company of its representations and warranties made in the BSG Merger Agreement. The Company believes it has meritorious defenses to the indemnification claim.


     Employment Agreements and Other Matters. In November 1996, the Company and David E. McDowell, the Company's Chairman and Chief Executive Officer, entered into a five-year employment agreement which contains certain non-competition, non-solicitation and change in control provisions. Pursuant to that agreement, Mr. McDowell received a signing incentive of $500,000 and is to receive a base salary of at least $300,000 per year. Upon early termination of the agreement by the Company other than for cause or by Mr. McDowell for "good reason" or by either party following certain change in control events, the Company is obligated to pay Mr. McDowell his annual salary, to provide for the continued vesting of stock option awards described in the employment agreement and to provide for certain health insurance benefits to Mr. McDowell through November 19, 2001. Upon certain change in control events and a termination of the agreement by Mr. McDowell, the Company will pay to Mr. McDowell (in lieu of its obligation to make the foregoing payments of salary and to provide the foregoing benefits), a termination payment in periodic installments or a lump sum (at Mr. McDowell's option) equal to the salary that would have been payable to Mr. McDowell pursuant to the agreement from the date of termination until November 18, 2001, and an additional amount sufficient to make Mr. McDowell whole with respect to any tax which may be imposed by Section 4999 of the Code. A Change in Control Event is generally defined in the agreement as the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, certain changes in the composition of the Company's Board of Directors, or the acquisition of more than 30% of the Common Stock by any individual, entity, group or other person. Mr. McDowell also received options to purchase up to 810,000 shares of Common Stock, as described in the Compensation Committee Report on Executive Compensation contained elsewhere in this Proxy Statement. See also "Employment Agreements."

     As part of the Company's purchase of CompMed, Inc., effective December 31, 1992, Dennis A. Pryor and the Company entered into an employment agreement with a two-year term which contains certain non-competition and non-solicitation provisions. That agreement was subsequently amended in 1994 extending the term for an additional four years. Pursuant to the amended agreement, during 1996, Mr. Pryor received a base salary of $50,000, together with certain employee benefits.


     In March 1995, Randolph G. Brown, the Company's former Chief Executive Officer, entered into a five-year employment agreement with the Company which contained certain non-competition and non-solicitation provisions. Pursuant to that agreement, during 1996, Mr. Brown received a base salary of $250,000, together with certain employee benefits. Mr. Brown resigned from the Company in October 1996. Pursuant to his employment agreement, Mr. Brown is continuing to receive $250,000 per annum and certain employee benefits during the term of the agreement. The Company expects to extend the post-termination exercise period for certain stock options held by Mr. Brown for a period to be agreed upon, but in no event later than December 31, 1997. See "Employment Agreements" and "Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation."


     As part of the Company's acquisition of HRI, effective August 28, 1995, Patrick B. McGinnis and HRI entered into an employment agreement with a three-year term which contains certain non-competition, non-solicitation, severance and other provisions concerning Mr. McGinnis' responsibilities. Pursuant to that agreement, during 1996, Mr. McGinnis received a base salary of $193,000, together with certain employee benefits. The Company has agreed with Mr. McGinnis that, upon a sale by the Company of all the outstanding common stock of HRI in a public offering, the Company will cause HRI to issue to Mr. McGinnis a number of shares of HRI common stock equal to 0.8% of the number of shares outstanding immediately prior to the offering. Based on the estimated maximum offering price for HRI's common stock as reflected in the registration statement filed by HRI on March 14, 1997, the shares issuable to Mr. McGinnis would have a value of approximately $1,340,000. The Company would require Mr. McGinnis not to dispose of 50% of the shares for one year after issuance. The Company has also agreed with Mr. McGinnis to pay him an aggregate of $1,000,000 if HRI is sold in a private transaction instead of a public offering.


     In June 1996, Michael L. Douglas, the Company's former Chief Operating Officer and a former director of the Company, and the Company entered into an employment agreement with a two-year term which contained certain non-competition, non-solicitation, severance and other provisions concerning Mr. Douglas' responsibilities. Pursuant to that agreement, Mr. Douglas received a base salary of $225,000 per year, reimbursement of certain relocation expenses, an incentive compensation payment and was also entitled to participate in the Company's incentive compensation plan. Mr. Douglas also received 50,000 restricted shares of Common Stock and options to purchase up to 100,000 shares of Common Stock. That agreement contained a provision which entitled Mr. Douglas to a severance payment in the amount of 75% of his base salary upon (i) termination of Mr. Douglas' employment with the Company or (ii) forfeiture of the restricted shares of Common Stock. Effective January 31, 1997, Mr. Douglas and the Company entered into an agreement which contains a mutual general release and certain confidentiality, non-competition and non-solicitation provisions. Pursuant to the agreement, Mr. Douglas is entitled to receive a severance payment equal to $168,500, to be paid out in the form of nine months of salary continuation at Mr. Douglas' regular base rate of pay of $225,000, and, at the end of the salary continuation period, a lump sum payment equal to four weeks of accrued vacation. The agreement contains an acknowledgment of the termination of the foregoing employment agreement and of the forfeiture of all of the stock options and restricted shares of Common Stock previously granted to him.


     Effective February 21, 1997, Michael R. Cote, the Company's former Chief Financial Officer, and the Company entered into an agreement which contains a general release of the Company and certain confidentiality and non-solicitation provisions. Pursuant to that agreement, Mr. Cote is entitled to receive a severance payment of $131,250, which is equal to nine months of salary continuation at Mr. Cote's regular base rate of pay of $175,000. Mr. Cote's restricted stock award dated August 12, 1994 will continue to vest in accordance with the vesting schedule set forth in the Restricted Stock Plan described elsewhere in this Proxy Statement.

     Effective December 31, 1996, Timothy J. Kilgallon, a former Executive Vice President of the Company, and the Company entered into an agreement which contains a general release of the Company and certain non-competition, non-solicitation and confidentiality provisions. Pursuant to that agreement, Mr. Kilgallon is entitled to receive a severance payment equal to fifteen months of salary continuation at Mr. Kilgallon's regular rate of pay of $200,000, and, at Mr. Kilgallon's election of COBRA coverage, payment by the Company of Mr. Kilgallon's COBRA premiums for eighteen months. Mr. Kilgallon's restricted stock award dated August 12, 1994 will continue to vest in accordance with the vesting schedule set for in the Restricted Stock Plan described elsewhere in this Proxy Statement (without giving effect to any provision indicating that such benefit ceases upon termination of employment).

     William R. Spalding, a former Executive Vice President of the Company, received an advance from the Company in the amount of $300,000. In connection with this advance, Mr. Spalding issued to the Company a Deferred Bonus Note, dated January 1, 1996, in the principal amount of $300,000 (the "Deferred Bonus Note"). No interest accrued or was payable with respect to the outstanding principal balance of the Deferred Bonus Note. Under the terms of the Deferred Bonus Note, the principal amount of the note was to be forgiven in three equal installments in 1997, 1998 and 1999, provided that Mr. Spalding remained an employee of the Company on the date that an installment of principal was due. During 1996, approximately $16,500 of interest was imputed to Mr. Spalding pursuant to the terms of the Deferred Bonus Note. Upon a change in control followed by Mr. Spalding's termination of employment for any reason within twelve months of such change in control or Mr. Spalding's death or disability, the outstanding principal amount of the Deferred Bonus Note was to be canceled. A change in control event is generally defined for purposes of the Deferred Bonus Note to include the adoption of a plan of liquidation or approval of the dissolution of the Company, certain mergers and consolidations of the Company, the sale or transfer of substantially all of the Company's assets, the sale or transfer of all of the assets or stock of an operating subsidiary of the Company, other than as security for obligations of the Company, or the sale or transfer of substantially all of the assets of an operating division of the Company or its subsidiaries, other than as security for obligations of the Company. On February 26, 1997, the Company transferred to a third party the assets of the Decision Support Division of Medaphis Healthcare Information Technology Company, a wholly owned subsidiary of the Company. On April 11, 1997, Mr. Spalding resigned as Executive Vice President of the Company. As a result of the change in control of the Decision Support Division and Mr. Spalding's subsequent termination of employment, the outstanding principal balance of the Deferred Bonus Note was canceled and no amount remains payable thereunder.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% percent of the Common Stock to file certain reports with respect to each such person's beneficial ownership of the Common Stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by
Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3 and 4 and amendments thereto, all such persons complied with the applicable reporting requirements.

                   PROPOSAL TO AMEND THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     The Board has unanimously recommended that the stockholders approve the Amendment, as permitted by the Delaware General Corporation Law, to authorize the Board to issue from time to time, without further stockholder action (unless required in a specific case by applicable Nasdaq National Market rules), 20 million shares of one or more series of preferred stock, with such terms and for such consideration as the Board may determine. With respect to any such series of preferred stock, the Board will be authorized to determine, among other things: (i) the number of shares that constitute each series; (ii) the dividend rate or rates, the conditions and times at which the dividend is payable, its preference as to any other class or series of capital stock, and whether dividends will be cumulative or non-cumulative; (iii) whether the shares are to be redeemable and, if so, at which times and prices and on what other terms and conditions; (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares; (v) whether or not the shares will be convertible or exchangeable and, if so, the times, prices, rates, adjustments and other terms of such conversion or exchange; (vi) the voting rights, if any, applicable to the shares in addition to those prescribed by law; (vii) the restrictions and conditions, if any, on the issue or reissue of any additional shares of such series or of any other series of preferred stock ranking on a parity with, or prior to, the shares of such series; (viii) the rights of the holders of such shares upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (ix) any other relative rights, powers, preference, qualifications, limitations or restrictions. The text of the Amendment to the Certificate of Incorporation is set forth in Exhibit A to this Proxy Statement.

     The Board believes that adoption of the proposed Amendment by the stockholders is in the best interests of the Company and its stockholders because the ability to fix the terms of and to issue shares of preferred stock without the delay related to obtaining stockholder approval provides the Company with needed financial flexibility. For example, the Company has announced its intention to effect certain asset sales to raise funds necessary to satisfy repayment obligations on its bank debt in July 1997 and January 1998. If such planned asset sales are not consummated or do not produce adequate funds to satisfy these repayment obligations, the Company may need to issue preferred stock to raise capital or in connection with a restructuring or a renegotiation of its bank debt, or both. Under the Amendment the Board would be able to fix the characteristics of the preferred stock to be issued based on then current market conditions and other terms of the transaction in which shares of preferred stock would be issued. The Company has recently received proposals from third parties relating to various financing alternatives which, among other things, would involve the issuance of preferred stock. However, the Company does not currently have any agreement or obligation to pursue any specific financing transaction which would involve the issuance of preferred stock.

     The flexibility to issue shares of one or more series of preferred stock, in general, may have the effect of discouraging an attempt to assume control of a company by a present or future stockholder or of hindering an attempt to remove a company's incumbent management. Neither the Board nor management intends to use the preferred stock to assume control of the Company or to discourage or hinder an attempt by any other person, company or group to assume control of the Company, to accumulate Common Stock or to remove present management. Accordingly, the Board and management represent that they will not issue shares of preferred stock without prior stockholder approval (i) for any defensive or anti-takeover purpose or (ii) to implement any stockholder rights plan.

     Stockholders of the Company do not have preemptive rights to subscribe for or purchase any shares of preferred stock that may be issued in the future. Each series of preferred stock could and probably would, as determined by the Board at the time of issuance, rank senior to the Company's Common Stock with respect to dividends, redemption and liquidation rights. Depending on the voting rights applicable to each series of preferred stock, the issuance of shares of preferred stock could dilute the voting power of the holders of the Common Stock.

     The proposal to adopt the Amendment to the Certificate of Incorporation will be adopted upon receiving the affirmative vote of holders of a majority of the Company's outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                       SELECTION OF INDEPENDENT AUDITORS

     The Board has not selected a firm to serve as independent auditors for 1997. In light of recent management changes at the Company, the Board is evaluating independent auditors and will make its selection as soon as is reasonably practicable after the annual meeting. Deloitte & Touche LLP has served as independent auditors of the Company since 1985. One or more representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

                         ANNUAL REPORT TO STOCKHOLDERS

     The annual report of the Company for the year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge, at the written request of any beneficial stockholder of record on March 21, 1997 a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, except exhibits thereto. The Company will provide copies of the exhibits, should they be requested by eligible stockholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of the Company's Annual Report on Form 10-K should be mailed to:

                       MEDAPHIS CORPORATION
                       2700 Cumberland Parkway
                       Suite 300
                       Atlanta, Georgia 30339
                       Attention: Melissa Coley
                       Investor Relations Coordinator

                             STOCKHOLDER PROPOSALS

     Any stockholder proposals intended to be presented at the Company's 1998 annual meeting of stockholders must be received no later than December 22, 1997 in order to be considered for inclusion in the Proxy Statement and form of proxy to be distributed by the Board in connection with such meeting.

                                 OTHER MATTERS

     The minutes of the annual meeting of stockholders held on May 1, 1996 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes. The Board knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting, the persons named in the proxy will vote such proxy in accordance with their judgment.

                            EXPENSES OF SOLICITATION


     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's common stock. Corporate Investor Communications, Inc. will assist in the solicitation of proxies by telephone and/or by mail. The fee of Corporate Investor Communications, Inc. for providing these services is $4,000 plus any out-of-pocket expenses.


                                          JEROME H. BAGLIEN
                                          Senior Vice President,
                                          Chief Financial Officer and
                                          Assistant Secretary

April 21, 1997

                                   EXHIBIT A

                             PROPOSED AMENDMENT TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF MEDAPHIS CORPORATION

     Medaphis Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The amendment (the "Amendment") is as set forth below:

          a. The first sentence of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is deleted and replaced with the following:


             "The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 220,600,000, consisting of 200,000,000 shares of Common Stock, $.01 par value (herein called "Common Stock"), 600,000 shares of Non-Voting Common Stock, $.01 par value (herein called "Non-Voting Common Stock") and 20,000,000 shares of Preferred Stock, no par value (herein called "Preferred Stock")."


          b. Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is further amended by inserting the following new Section II at the end of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation:

                                          "II.

                                     PREFERRED STOCK

             1. Issuance. The Preferred Stock may be issued, from time to time, in one or more series, each of such series to have such voting powers, full or limited or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions with respect thereto as are stated and expressed herein, in any amendment or amendments to the Amended and Restated Certificate of Incorporation, or in any resolution or resolutions establishing such series as are adopted by the Board of Directors as hereinafter provided, and as are acknowledged, filed and recorded in accordance with the laws of the State of Delaware and as are not inconsistent with this Article Fourth or any other provision of this Amended and Restated Certificate of Incorporation.

             2. Rights, Designations and Preferences. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article Fourth, to authorize the issuance of one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board of Directors may determine, including without limitation the foregoing, to fix by resolution or resolutions providing for the issuance of each such series:

                (a) The distinctive designation of such series and the number of shares which shall constitute such series;

                (b) The amount of the consideration to be received for the shares of such series which shall be capital;

                (c) The cumulative or noncumulative nature of the dividend to be paid;

                (d) The dividend rate or rates to which such shares shall be entitled and the restrictions, limitations, and conditions upon the payment of such dividends, the date or dates from which such dividends, if declared, shall be payable;

                (e) Whether or not the shares of such series shall be redeemable; the limitations and restrictions with respect to such redemptions (including whether or not the shares of such series shall be redeemable at the option of either the holder or the Corporation or upon the happening of a specified event); the manner of selecting shares of such series for redemption if less than all the shares are to be redeemed; the amount, if any, in addition to any accrued dividends thereon which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates, may be subject to adjustment and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed; and whether or not the shares of such series, if redeemable, shall be redeemable for cash, property or rights, including securities of any other corporation;

                (f) The amount which the holders of shares of such series may be entitled to receive in addition to any accumulated dividends upon the voluntary or involuntary liquidation or dissolution of the Corporation, which amount may vary depending upon whether such liquidation or dissolution is voluntary or involuntary and, if voluntary, may vary at different dates; provided, however, that the merger or consolidation of the Corporation or a sale, lease or conveyance of all or part of the assets of the Corporation shall not be deemed a liquidation or dissolution;

                (g) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement, or sinking fund, and if so, whether such purchase, retirement or sinking fund shall be cumulative or noncumulative, and the extent to and the manner in which such funds shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation of said fund or funds;

                (h) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

                (i) The voting rights, if any, of such series, but not to exceed one vote per share, and whether such voting rights shall be contingent upon the happening of a specified event and whether such voting rights shall cease upon the happening of a specified event; and


                (j) Any other preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof not inconsistent with this Article Fourth or any other provision of this Amended and Restated Certificate of Incorporation.


             3. Additional Authority of Board of Directors. The Board of Directors also shall have authority to change the designation of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established series of Preferred Stock, no share of which has been issued, and further, the Board shall have authority to increase or decrease the number of shares of any series previously determined by it (provided, however, that the number of shares of any series shall not be decreased to a number less than that of the shares of that series then outstanding).

             4. Series. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the provisions of this Section II of this Article Fourth.

             5. Issued and Reacquired Shares. Shares of Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which the Corporation elects to hold as treasury shares) shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part (provided the terms of such series do not prohibit such reissue) or as part of a new series of Preferred Stock to be established as provided in this Section II of this Article Fourth or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue.



             6. Voting Rights. (a) So long as any of the Preferred Stock is outstanding, the holders of the outstanding shares of Preferred Stock, if any, shall be entitled to vote as a class upon any proposed amendment to the Amended and Restated Certificate of Incorporation, whether or not entitled to vote thereon by the provisions of this Article Fourth and the resolutions adopted by the Board of Directors hereunder, if the amendment would increase or decrease the aggregate number of authorized shares of Preferred Stock, increase or decrease the par value of such shares, or alter or change the powers, preferences, or special rights of the shares of Preferred Stock so as to affect them adversely. If any proposed amendment to the Amended and Restated Certificate of Incorporation would alter or change the powers, preferences or special rights of one or more series of the Preferred Stock so as to affect them adversely, but shall not so affect the entire class of Preferred Stock, then only the shares of the one or more series so affected by the amendment shall be entitled to vote thereon and such voting shall be accomplished as if such one or more series constituted a separate class of Preferred Stock.


             (b) Any amendment with respect to which the vote required by this paragraph 6 shall be given may be made effective by the filing of an appropriate certificate of amendment of the Corporation's Amended and Restated Certificate of Incorporation without obtaining the vote of the holders of the Common Stock of the Corporation, and the holders of the Common Stock shall have no right to vote thereon, unless the action to be taken would adversely affect the preferences, rights, or powers of such class of Common Stock or the holders thereof; and provided further that any vote required concerning a given series of the Preferred Stock may be given and made effective by filing an appropriate amendment of the Corporation's Amended and Restated Certificate of Incorporation without obtaining a vote of the holders of any other series of Preferred Stock or of the holders of the Common Stock of the Corporation and the holders of such shares shall have no right to vote thereon, unless the action to be taken would adversely affect the preferences, rights, or powers of such other series of Preferred Stock or the Common Stock, as the case may be.

             7. Dividends; Rank. For the purpose of this Section II of this Article Fourth and of any resolution or resolutions adopted by the Board of Directors establishing any series of Preferred Stock and acknowledged, filed and recorded in accordance with the laws of the State of Delaware (unless otherwise provided in any such amendment or certificate):


                (a) The amount of dividends "accumulated" on any share of Preferred Stock or any series as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends "accumulated" on any share of Preferred Stock or any series as at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared, plus any amount equivalent to the pro rata portion of a dividend at the annual dividend rate fixed for the shares of such series for the period after such last preceding dividend date to and including the date as of which the calculation is made.


                (b) Any class or classes of stock of the Corporation shall be deemed to rank:

                    (i) prior to the Preferred Stock either as to dividends or upon liquidation if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation or dissolution, as the case may be, in preference or priority to the holders of the Preferred Stock;

                    (ii) on a parity with the Preferred Stock either as to
               dividends or upon liquidation whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, if the holders of such class or classes of stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation or dissolution, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preferences or priority one over the other with respect to the holders of the Preferred Stock; and

                    (iii) junior to the Preferred Stock either as to dividends or upon liquidation if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of the Preferred Stock in respect of the receipt of dividends or of amounts distributable upon liquidation or dissolution, as the case may be.

             8. Priority Over Common Stock. So long as the shares of Preferred Stock shall be outstanding, the Common Stock shall be deemed to rank junior to the Preferred Stock as to dividends and upon liquidation."

     2. The Amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     3. The undersigned officer of the Corporation hereby acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed to this Certificate and has caused this Certificate to be signed this day of April, 1997.

                                          By:
                                            ------------------------------------
                                            David E. McDowell

                                            Chairman and Chief Executive Officer

                                                                        APPENDIX


PROXY                         MEDAPHIS CORPORATION

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 19, 1997

   The undersigned hereby appoints DAVID E. MCDOWELL and JEROME H. BAGLIEN and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Medaphis Corporation (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Monday, May 19, 1997, at 10:00 a.m., Atlanta time, at the offices of King & Spalding, 50th Floor, 191 Peachtree Street, Atlanta, Georgia 30303, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement, as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

(1) To elect five (5) directors:

[ ] FOR all nominees listed (except as marked             [ ] WITHHOLD AUTHORITY to vote for
    to the contrary below)                                    all nominees listed
Robert C. Bellas, Jr.                David R. Holbrooke, M.D.             David E. McDowell
John C. Pope                         Dennis A. Pryor

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                               A LINE THROUGH THE
                       NOMINEE'S NAME IN THE LIST ABOVE.)

(2) To approve and adopt an amendment to the Company's Amended and Restated Certificate of Incorporation, as amended, pursuant to which (i) the total number of shares of capital stock that the Company would be authorized to issue would be increased from 200,600,000 shares to 220,600,000 shares and
    (ii) the Company would be authorized to issue up to 20,000,000 shares of preferred stock, no par value per share.

              [] FOR              [] AGAINST             [] ABSTAIN
                                (Continued, and to be signed, on the other side)

(Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS ON THE OTHER SIDE.

                                                Date                      , 1997
                                                    ----------------------

                                                --------------------------------

                                                --------------------------------

                                                Please sign exactly as your name
                                                or names appear hereon. Where
                                                more than one owner is shown
                                                above, each should sign. When
                                                signing in a fiduciary or
                                                representative capacity, please
                                                give full title. If this proxy
                                                is submitted by a corporation,
                                                it should be executed in the
                                                full corporate name by a duly
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by an
                                                authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.